Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:   William J. Wagner, President and Chief Executive Officer
             (814) 726-2140
           William W. Harvey, Jr., Senior Vice President and
             Chief Financial Officer (814) 726-2140

            Northwest Bancorp, Inc. Announces Sale of Mortgage Loans

Warren, Pennsylvania January 18, 2006

Northwest Bancorp, Inc. (NASDAQ: NWSB) today announced that it has entered into an agreement to sell approximately $383.0 million of one- to four-family first mortgage loans with an average yield of 5.75% and an average remaining life of approximately 27 years. The Company anticipates reinvesting these proceeds in other types of assets that will most likely have slightly lower average yields but much shorter average lives. The Company expects to recognize an after-tax gain of approximately $25,000, or less than $0.01 per share, from the sale of the loans. It is anticipated that the sale will be consummated in the first quarter of 2006.

In making this announcement, William J. Wagner, President and CEO, noted, "this restructuring allows our Company to shorten the average life of our assets at a time when there is little immediate economic benefit to be derived from holding long-term fixed-rate assets. We plan to use the additional cash flow generated by these replacement assets to fund the continued growth of our commercial and consumer loan portfolios."

Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp, Inc., through its subsidiary Northwest Savings Bank, currently operates 153 community banking locations in Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution. The Company also operates 49 consumer finance offices in Pennsylvania and New York through its subsidiary, Northwest Consumer Discount Company.

Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.
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In addition to historical information, this release may contain certain forward-looking statements that are based on assumptions and information currently available to management. These forward-looking statements are subject to various risks and uncertainties including, but not limited to, economic, regulatory, competitive and other factors affecting the Company and its operations. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results may differ materially from those expressed or implied. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.